EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Employee Stock Purchase Plan of Linear Technology Corporation of our report dated August 31, 2005, with respect to the consolidated financial statements and schedule of Linear Technology Corporation included in its Annual Report (Form 10-K/A) for the year ended July 3, 2005, Linear Technology Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Linear Technology Corporation, filed with the Securities and Exchange Commission.



                                                   /s/ Ernst & Young LLP
San Jose, California
September 30, 2005